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                                                                    Exhibit 99.1

Press Release

LAWRENCE FINANCIAL HOLDINGS, INC. ANNOUNCES DILUTED EARNINGS PER SHARE OF $0.15 FOR SECOND QUARTER 2004

Wednesday July 21, 2007

IRONTON, Ohio--July 21, 2004-- Lawrence Financial Holdings, Inc. (OTCBB:LWFH)
                                                                        ----
reported basic and diluted earnings per share of $0.15 for the second quarter ended June 30, 2004 compared to basic earnings per share of $0.21 and diluted earnings per share of $0.20 for the second quarter of 2003. In the first six months of 2004, the Company reported basic earnings per share of $0.27 and diluted earnings per share of $0.26 compared to basic earnings per share of $0.41 and diluted earnings per share of $0.40 for the same period in 2003. Net income for the second quarter of 2004 was $92,000, an increase of $20,000, or 28%, when compared to the first quarter of 2004. During the first six months of 2004 net income for the Company was $163,000, a decrease of $88,000, or 35%, when compared to the first six months of 2003. Mr. Jack Blair, President and CEO of Lawrence Financial Holdings, Inc. remarked:

                  "In the second quarter the Company's diluted earnings per share increased $0.04 over the first quarter of 2004; our net interest margin averaged 3.90% for the quarter; non-interest expenses decreased 11%; and we reduced non performing assets ("NPA's") by about $110,000 from March 31st to June 30th, 2004. The Company expected to report a larger decrease in NPA's at the end of the second quarter but the lengthy legal processes surrounding the foreclosure and re-sale of three mortgage loans (discussed below) have delayed the removal of these loan balances. The Company expects these legal processes to be completed by year-end without any significant losses.

                  During the first six months of 2004, the Company has experienced net charge-offs to the allowance for loan losses of approximately $386,000, of which $186,000 occurred in the second quarter. Comparing the first six months of 2004 to the same period in 2003, net charge-offs are down $96,000, or 20%. We believe that current levels of charge-off activity will likely continue through the third quarter of 2004.

                  As we disclosed in our first quarter 2004 earnings release, the Company was, and is, actively pursuing several strategic options designed to increase interest income. One of those options was the purchase of blocks of consumer loans from outside our traditional market area. In late May and early June 2004 the Company completed the purchase of $4.9 million of these loans. Additional loan volume, through these purchases and some recent mortgage loan participations, will help the Company increase earning asset volumes and result in additional interest income. The Company's Board and management continue to evaluate and implement strategic objectives designed to enhance shareholder value."

         During the second quarter of 2004, the Company experienced net charge-offs to the allowance for loan losses ("ALL") of approximately $186,000, compared to $200,000 in the first quarter of 2004. At June 30, 2004, the Company had a ratio of ALL to gross loans of 1.17% compared to 1.24% at the end of 2003 and 1.22% at June 30, 2003. The Company expensed $180,000 in provision for loan losses during the second quarter of 2004 and $360,000 during the first six months of 2004.


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         Asset quality improved in the second quarter of 2004 when compared to the first quarter of 2004. Non-performing assets totaled $2.2 million at June 30, 2004, or 1.77% of assets. Of this amount: $1.8 million were loans 90 days or more past due and still accruing ("Accr") interest; $370,000 were loans in a non-accrual ("N-Acr") status; and the remaining balance of $75,000 is other real estate property owned ("OREO"). The following table provides a summary of non-performing asset balances for the current quarter and the prior four quarters:

                       NPA          NPA          Accr         Accr         N-Accr       N-Accr        OREO          OREO
      Quarter           $*           %            $*            %            $*            %           $*            %
       Ended                       Assets                    Assets                     Assets                     Assets
 ----------------- ------------ ------------- ------------ ------------ ------------- ------------ ------------ -------------
  06/30/04              $2,210     1.77%           $1,765     1.41%             $370     0.30%           $75       0.06%
  03/31/04               2,326     1.86%            1,860     1.49%              391     0.31%            75       0.06%
  12/31/03               2,066     1.63%            1,492     1.18%              340     0.27%           234       0.19%
  09/30/03               2,002     1.52%            1,316     1.01%              528     0.40%           158       0.12%
  06/30/03               1,518     1.12%              672     0.50%              771     0.57%            75       0.06%


 * All dollar values are shown in thousands.

         At June 30, 2004 our NPA total included a commercial real estate loan with a balance of $561,000. The Company has a first priority lien on the real estate which secures this loan and we have the personal guarantees of the borrowers. During the first and second quarters of 2004 the borrower made reductions to the outstanding principal of this loan but the loan has returned to a delinquent status. It was 29 days delinquent at June 30, 2004. The Company continues to consider this loan to be "Substandard" in accordance with our Loan Review Policy. In addition to this one loan there are three other loans, which total $386,000, where the Company holds first priority liens on the real estate. The Company had expected to remove all three of these loans from total NPA by June 30, 2004 through the completion of the foreclosure process and subsequent sale. However, the length of time needed to move these properties through the necessary legal proceedings has taken longer than anticipated. The Company has no cause to anticipate a loss resulting from the sale of these three properties. Removing the balance represented by these three loans from our June 30, 2004 delinquency totals would reduce our NPA's at quarter end down to $1.8 million, or 1.46% of assets.

         Lawrence Financial reported earnings for the second quarter and the six months ended June 30, 2004, of $92,000 and $163,000, respectively, compared to $125,000 and $251,000, respectively, for the same periods in 2003. Net interest income was $1.1 million for the three months ended June 30, 2004, and $2.3 million for the first six months of 2004 reflecting a decrease of $138,000 when compared to the same quarter in 2003 and a decrease of $279,000 over the first six months in 2003. Net interest margin for the second quarter of 2004 averaged 3.90% compared to 4.05% for the same period in 2003. Through the first six months of 2004 net interest margin averaged 3.99% compared to 4.08% for the same period in 2003. For the six months ended June 30, 2004, the average yield on earning assets was 5.60%, a decrease of 57 basis points when compared to the same period in 2003. The reduction in the yield on earning assets was partially offset by a reduction in the average cost of funding for earning assets which was 1.61% for the six months ended June 30, 2004, a decrease of 47 basis points when compared to the same period in 2003. This reduction in cost was generated by changes in both the mix of, and the rate paid for, interest bearing deposits. The Company had no borrowed funds during the quarter.

         Non-interest income decreased $126,000, or 25%, for the six-month period as compared to the same period ended June 30, 2003. The Company recognized $222,000 in non-interest income in the first quarter of 2004 and $155,000 in the second quarter of 2004 compared to $300,000 and $203,000, respectively, for the same periods in 2003. In the first six months of 2004, the Company recognized $75,000 in gains from the sale of securities compared to $185,000 in gains from the sale of securities and a loss of ($17,000) from the sale of assets during the first six months of 2003.


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         Non-interest expense decreased $154,000, or 7%, for the six months ended June 30, 2004, as compared to the same period in 2003. The Company experienced a $42,000, or 4%, increase in salaries, wages and benefits paid during the first six months of 2004 compared to the same period in 2003, which reflects: increased salaries and wages of $53,000, or 9%, due to the creation of the operation and proof areas within the Company's banking subsidiary; medical insurance costs increased by $7,000, or 9%; and all other expenses within this category decreased a net of $18,000. The Company has frozen 2004 salaries and wages at 2003 levels to help offset rising benefit costs. During the first six months of 2004 data processing expenses decreased $168,000, or 47%, when compared to the same period in 2003, with $69,000 of the decrease directly related to costs incurred in 2003 as the Company prepared for the July, 2003 conversion to a new data processing provider.

         Provision for loan losses was $360,000, a decrease of $135,000, or 27%, for the six month period ending June 30, 2004 when compared to the same period in 2003. At June 30, 2004, the Company's allowance for loan losses as a percentage of gross loans outstanding decreased by 5 basis points, from 1.22% to 1.17%, when compared to totals at June 30, 2003. Management considers the Company to be adequately reserved and will assess the need for additional provision on a monthly basis.

         Stockholders' equity at June 30, 2004, was $13.7 million, or 11.0% of total assets. This balance is a decrease of $304,000, or 2%, when compared to stockholder's equity at December 31, 2003. The change in stockholder's equity reflects a $455,000 increase in the unrealized loss on securities classified as available for sale, offset in part by net income for the period. At June 30, 2004 book value per share was $21.11 compared to $21.57 at December 31, 2003.

         Lawrence Financial Holdings, Inc. is the holding company for Lawrence Federal Savings Bank, a federally chartered savings bank headquartered in Ironton, Ohio. Lawrence Federal operates a total of five full-service banking offices with locations in Ironton, Chesapeake, South Point, Rome and Wheelersburg in southeastern Ohio.

         This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.


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


                                LAWRENCE FINANCIAL HOLDINGS, INC.
                                CONSOLIDATED FINANCIAL HIGHLIGHTS
                                          (UNAUDITED)
                           IN THOUSANDS, EXCEPT FOR PER-SHARE AMOUNTS


                                             Three Months Ended                   Six Months Ended
                                                  June 30,                            June 30,
                                            2004           2003                  2004          2003
                                         ----------     ---------              --------      --------
Operating Data:
Total interest income                     $  1,587      $  1,891               $  3,200      $  3,869
Total interest expense                         462           628                    919         1,309
                                         ---------      --------               --------      --------
   Net interest income                       1,125         1,263                  2,281         2,560
Provision for loan losses                      180           195                    360           495
                                         ---------      --------               --------      --------
   Net interest income after
       provision for loan losses         $     945      $  1,068               $  1,921      $  2,065
Non-interest income                            155           203                    377           503
Non-interest expense                           978         1,103                  2,075         2,230
                                         ---------      --------               --------      --------

    Income before income taxes           $     122      $    168               $    223      $    338
Income taxes                                    30            43                     60            87
                                         ---------      --------               --------      --------

   Net income                            $      92      $    125               $    163      $    251
                                         =========      ========               ========      ========

Per Common Share Data:
   Basic:
        Net Income                       $    0.15      $   0.21               $   0.27      $   0.41
        Avg Shares Outstanding             607,206       601,941                605,848       617,446
   Diluted:
        Net Income                       $    0.15      $   0.20               $   0.26      $   0.40
        Avg Shares Outstanding             626,435       613,354                627,360       632,784

Cash Dividends Per Common
    Share Declared:                      $    0.07      $   0.07               $   0.14      $   0.14

Return on Average Equity:                     2.65%         3.58%                  2.35%         3.55%

Return on Average Assets:                     0.29%         0.37%                  0.26%         0.37%





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

                                LAWRENCE FINANCIAL HOLDINGS, INC.
                          CONSOLIDATED FINANCIAL HIGHLIGHTS - CONTINUED
                                           (UNAUDITED)
                                          IN THOUSANDS


Selected Financial Condition Data As Of:

                                                  Current Year - 2004               Prior Year - 2003
                                                  Jun 30      Mar 31               Dec 31       Jun 30
                                                 --------   ----------           ----------   ----------
Total assets                                    $125,024    $124,251              $125,462    $135,313
Cash and cash equivalents                          8,285      14,838                10,643      11,250
Investment securities                             26,142      23,484                26,886      25,629
Gross loans receivable                            84,350      80,056                81,897      92,423
Allowance for loan losses                            988         991                 1,014       1,124
Loans receivable, net                             83,362      79,065                80,883      91,299
Deposits                                         110,691     109,620               110,996     120,644
Stockholders' equity                              13,716      14,172                14,025      13,888


---------------------------
Contact:
     Lawrence Financial Holdings, Inc.
     Jack Blair or RobRoy Walters, 740-532-0263
     Fax: 740-532-1885